Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
June 22, 2020	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
The Cheesecake Factory Incorporated	Hong Kong	Shanghai
26901 Malibu Hills Road	Houston	Silicon Valley
Calabasas Hills, California 91301	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholder named in the Registration Statement (as defined below) of up to 11,923,878 shares of common stock, $.01 par value per share (the “Shares”), issuable upon conversion of the Company’s Series A Convertible Preferred Stock, $.01 par value per share (the “Preferred Stock”).  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2020 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to Delaware General Corporation Law, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when any Shares have been issued by the Company upon conversion of any shares of Preferred Stock and the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of such shares of Preferred Stock, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP